Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-178698 on Form S-8 and

in Registration Statement No. 333-197410, on Form S-3, of our reports dated April 4, 2016, relating to the consolidated financial statements and financial statement schedules of Mattress Firm Holding Corp. and subsidiaries, and the effectiveness of Mattress Firm Holding Corp. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of Mattress Firm Holding Corp. and subsidiaries for the year ended February 2, 2016.

/s/ DELOITTE & TOUCHE LLP

April 4, 2016

Houston, Texas